Exhibit (h)(1)(ii)

December 13, 2023

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

Re: Natixis ETF Trust (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as Natixis Gateway Quality Income ETF (the “Portfolio”), which is expected to become effective on December 13, 2023.

In accordance with Section 12, the Additional Portfolios provision, of the Transfer Agency and Services Agreement dated as of October 14, 2016 by and among State Street Bank and Trust Company (“State Street”), Trust (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned hereby requests that State Street act as Transfer Agent for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 3 of the Agreement. Schedule A to the Agreement is hereby amended in its entirety and replaced with a new Schedule A annexed hereto.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

natixis etf trust

By:	/s/ Susan McWhan Tobin
Name:	Susan McWhan Tobin
Title:	Secretary and Chief Legal Officer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Patrick Waldron
Name:	Patrick Waldon
Title:	Managing Director, Duly Authorized

Effective Date: December 13, 2023

Schedule A

LIST OF PORTFOLIOS

Natixis ETF Trust

Natixis Loomis Sayles Short Duration Income ETF

Natixis Gateway Quality Income ETF

Natixis ETF Trust II

Natixis Vaughan Nelson Mid Cap ETF

Natixis Vaughan Nelson Select ETF

Natixis Loomis Sayles Focused Growth ETF